EXHIBIT 2.1
                                                               EXECUTION VERSION











                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                              CLINICAL DATA, INC.,

                         SAFARI ACQUISITION CORPORATION

                                       and

                        GENAISSANCE PHARMACEUTICALS, INC.

                            Dated as of June 20, 2005

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I             THE MERGER...............................................1

         1.1      Effective Time of the Merger.................................1

         1.2      Closing......................................................2

         1.3      Amendment of Company Charter.................................2

         1.4      Amendment of Parent Charter..................................2

         1.5      Effects of the Merger........................................2

ARTICLE II            CONVERSION OF SECURITIES.................................3

         2.1      Conversion of Capital Stock..................................3

         2.2      Exchange of Certificates.....................................5

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY............8

         3.1      Organization, Standing and Power; Subsidiaries...............8

         3.2      Capitalization..............................................10

         3.3      Authority; No Conflict; Required Filings and Consents.......12

         3.4      SEC Filings; Financial Statements; Information Provided.....14

         3.5      No Undisclosed Liabilities; Indebtedness....................15

         3.6      Absence of Certain Changes or Events........................16

         3.7      Taxes.......................................................16

         3.8      Owned and Leased Real Properties............................18

         3.9      Intellectual Property.......................................18

         3.10     Agreements, Contracts and Commitments; Government Contracts.20

         3.11     Litigation; Product Liability...............................21

         3.12     Environmental Matters.......................................22

         3.13     Employee Benefit Plans......................................23

         3.14     Compliance With Laws........................................25

         3.15     Permits.....................................................25

         3.16     Labor Matters...............................................26

         3.17     Insurance...................................................26

         3.18     Assets......................................................26

         3.19     Customers and Suppliers.....................................27

         3.20     Opinion of Financial Advisor................................27

         3.21     Section 203 of the DGCL Not Applicable......................27

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         3.22     Brokers; Schedule of Fees and Expenses......................27

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE
                      TRANSITORY SUBSIDIARY...................................27

         4.1      Organization, Standing and Power............................28

         4.2      Capitalization..............................................29

         4.3      Authority; No Conflict; Required Filings and Consents.......30

         4.4      SEC Filings; Financial Statements; Information Provided.....31

         4.5      Absence of Certain Changes or Events........................32

         4.6      Intellectual Property.......................................33

         4.7      Agreements, Contracts and Commitments.......................33

         4.8      Litigation; Product Liability...............................34

         4.9      Compliance With Laws........................................34

         4.10     Permits.....................................................34

         4.11     Operations of the Transitory Subsidiary.....................34

         4.12     Opinion of Financial Advisor................................35

         4.13     Brokers; Schedule of Fees and Expenses......................35

ARTICLE V             CONDUCT OF BUSINESS.....................................35

         5.1      Covenants of the Company....................................35

         5.2      Confidentiality.............................................38

ARTICLE VI            ADDITIONAL AGREEMENTS...................................38

         6.1      No Solicitation.............................................38

         6.2      Joint Proxy Statement/Prospectus; Registration Statement....41

         6.3      Nasdaq Quotation............................................42

         6.4      Access to Information.......................................42

         6.5      Stockholders Meetings.......................................42

         6.6      Legal Conditions to the Merger..............................44

         6.7      Public Disclosure...........................................45

         6.8      Section 368(a) Reorganization...............................45

         6.9      Affiliate Legends...........................................45

         6.10     Nasdaq Stock Market Listing.................................46

         6.11     Company Stock Plans and Company Warrants....................46

         6.12     Indemnification.............................................47

         6.13     Notification of Certain Matters.............................48

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         6.14     Exemption from Liability Under Section 16(b)................48

ARTICLE VII           CONDITIONS TO MERGER....................................49

         7.1      Conditions to Each Party's Obligation To Effect the Merger..49

         7.2      Additional Conditions to Obligations of the Parent and the
                  Transitory Subsidiary.......................................50

         7.3      Additional Conditions to Obligations of the Company.........51

ARTICLE VIII          TERMINATION AND AMENDMENT...............................52

         8.1      Termination.................................................52

         8.2      Effect of Termination.......................................53

         8.3      Fees and Expenses...........................................54

         8.4      Amendment...................................................55

         8.5      Extension; Waiver...........................................56

ARTICLE IX            MISCELLANEOUS...........................................56

         9.1      Nonsurvival of Representations and Warranties...............56

         9.2      Notices.....................................................56

         9.3      Entire Agreement............................................57

         9.4      No Third Party Beneficiaries................................57

         9.5      Assignment..................................................57

         9.6      Severability................................................57

         9.7      Counterparts and Signature..................................58

         9.8      Interpretation..............................................58

         9.9      Governing Law...............................................58

         9.10     Remedies....................................................58

         9.11     Submission to Jurisdiction..................................59

         9.12     Waiver of Jury Trial........................................59

Schedule A        Parties to Parent Voting Agreements
Schedule B        Parties to Company Voting Agreements

Exhibit A         Form of Parent Voting Agreement
Exhibit B         Form of Company Voting Agreement
Exhibit C         Terms of Parent Series A Preferred Stock
Exhibit D         Certificate of Incorporation of the Surviving Corporation
Exhibit E         By-laws of the Transitory Subsidiary

                                     -iii-

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                             TABLE OF DEFINED TERMS



                                                           REFERENCE IN
 TERMS                                                      AGREEMENT
 -----                                                      ---------
 Acquisition Proposal                                      Section 6.1(f)
 Adjusted Warrant                                          Section 6.11(d)
 Affiliate                                                 Section 3.2(d)
 Agreement                                                 Preamble
 Alternative Acquisition Agreement                         Section 6.1(b)(ii)
 Antitrust Laws                                            Section 6.6(b)
 Antitrust Order                                           Section 6.6(b)
 CERCLA                                                    Section 3.12(f)
 Certificate of Merger                                     Section 1.1
 Certificates                                              Section 2.2(a)
 CIBC World Markets                                        Section 3.20
 Closing                                                   Section 1.2
 Closing Date                                              Section 1.2
 Code                                                      Preamble
 Common Exchange Ratio                                     Section 2.1(c)
 Company                                                   Preamble
 Company Balance Sheet                                     Section 3.4(b)
 Company Board                                             Section 3.3(a)
 Company Common Stock                                      Section 2.1(b)
 Company Disclosure Schedule                               Article III
 Company Employee Plans                                    Section 3.13(a)
 Company Insiders                                          Section 6.16(c)
 Company Intellectual Property                             Section 3.9(b)
 Company Leases                                            Section 3.8(b)
 Company Material Adverse Effect                           Section 3.1(a)
 Company Material Contracts                                Section 3.10(a)
 Company Permits                                           Section 3.15
 Company Preferred Stock                                   Section 2.1(b)
 Company SEC Reports                                       Section 3.4(a)
 Company Stock Options                                     Section 3.2(c)
 Company Stock Plans                                       Section 3.2(c)
 Company Stockholder Approval                              Section 3.3(a)
 Company Stockholders Meeting                              Section 3.4(c)
 Company Third Party Intellectual Property                 Section 3.9(b)
 Company Voting Agreements                                 Preamble
 Company Voting Proposal                                   Section 3.3(a)
 Company Warrants                                          Section 3.2(c)
 Confidential Business Information                         Section 3.9(a)
 Confidentiality Agreement                                 Section 5.2
 Costs                                                     Section 6.12(a)

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                                                           REFERENCE IN
 TERMS                                                      AGREEMENT
 -----                                                      ---------
 Covered Parties                                           Section 6.12(a)
 Dissenting Shares                                         Section 2.1(e)(i)
 DGCL                                                      Preamble
 Effective Time                                            Section 1.1
 Employee Benefit Plan                                     Section 3.13(a)
 Environmental Law                                         Section 3.12(f)
 ERISA Affiliate                                           Section 3.13(a)
 ERISA                                                     Section 3.13(a)
 Exchange Agent                                            Section 2.2(a)
 Exchange Fund                                             Section 2.2(a)
 Exchange Act                                              Section 3.3(c)
 GAAP                                                      Section 3.4(b)
 Governmental Entity                                       Section 3.3(c)
 Insurance Policies                                        Section 3.17
 Intellectual Property                                     Section 3.9(a)
 Joint Proxy Statement/Prospectus                          Section 3.4(c)
 Liens                                                     Section 3.2(f)
 Materials of Environmental Concern                        Section 3.12(g)
 Merger                                                    Preamble
 New Offer                                                 Section 6.1(b)(iii)
 Ordinary Course of Business                               Section 3.2(d)
 Outside Date                                              Section 8.1(b)
 Parent                                                    Preamble
 Parent Balance Sheet                                      Section 4.4(b)
 Parent Board                                              Section 4.3(a)
 Parent Common Stock                                       Section 2.1(c)
 Parent Disclosure Schedule                                Article IV
 Parent Intellectual Property                              Section 4.6(b)
 Parent Material Adverse Effect                            Section 4.1
 Parent Material Contracts                                 Section 4.7
 Parent Permits                                            Section 4.10
 Parent Preferred Stock                                    Section 1.4
 Parent Third Party Intellectual Property                  Section 4.6(b)
 Parent SEC Reports                                        Section 4.4(a)
 Parent Series A Preferred Stock                           Section 1.4
 Parent Stockholder Approval                               Section 4.3(a)
 Parent Stockholders Meeting                               Section 3.4(c)
 Parent Stock Plans                                        Section 4.2(b)
 Parent Voting Agreements                                  Preamble
 Parent Voting Proposal                                    Section 3.4(c)
 Preferred Exchange Ratio                                  Section 2.1(d)
 Publicly Available Software                               Section 3.9(g)
 Registration Statement                                    Section 3.4(c)
 Regulation M-A Filing                                     Section 3.4(c)

                                      -v-

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                                                           REFERENCE IN
 TERMS                                                      AGREEMENT
 -----                                                      ---------
 Representatives                                           Section 6.1(a)
 Rule 145 Affiliates                                       Section 6.9
 SEC                                                       Section 3.3(c)
 Section 16 Information                                    Section 6.14(b)
 Securities Act                                            Section 3.2(d)
 Specified Time                                            Section 6.1(a)
 Subsidiary                                                Section 3.1(b)
 Superior Proposal                                         Section 6.1(f)
 Surviving Corporation                                     Section 1.5
 Tax Returns                                               Section 3.7(a)
 Taxes                                                     Section 3.7(a)
 Transitory Subsidiary                                     Preamble



                                      -vi-

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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 20, 2005, is by and among Clinical Data, Inc., a Delaware corporation (the "Parent"), Safari Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Transitory Subsidiary"), and Genaissance Pharmaceuticals, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of the Parent and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Transitory Subsidiary merge into the Company;

     WHEREAS, the transaction shall be effected through a merger (the "Merger") of the Transitory Subsidiary into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), as a result of which the Company shall become a wholly owned subsidiary of the Parent;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company's willingness to enter into this Agreement, the stockholders of the Parent listed on Schedule A have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Parent Voting Agreements"), pursuant to which such stockholders have, among other things, agreed to give the Company a proxy to vote all of the shares of capital stock of the Parent that such stockholders own;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parent's willingness to enter into this Agreement, the stockholders of the Company listed on Schedule B have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the "Company Voting Agreements"), pursuant to which such stockholders have, among other things, agreed to give the Parent a proxy to vote all of the shares of capital stock of the Company that such stockholders own; and

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Parent, the Transitory Subsidiary and the Company agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Parent shall prepare, and on the Closing Date or as soon as practicable thereafter the Parent shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger

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(the "Certificate of Merger") in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Parent and the Company and set forth in the Certificate of Merger (the "Effective Time").

     1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Parent and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Parent and the Company.

     1.3 Amendment of Company Charter. Prior to the Effective Time, the Company shall amend its Certificate of Incorporation by further amending its Certificate of Designation dated October 29, 2003 to provide that the effects of the Merger shall not be considered a redemption or deemed liquidation pursuant to the terms of such Certificate of Designation, as amended.

     1.4 Amendment of Parent Charter. Immediately prior to the Effective Time, the Parent shall cause its Certificate of Incorporation to be amended by the filing of a Certificate of Designations designating a new series of its preferred stock, $.01 par value per share (the "Parent Preferred Stock"), with the rights, preferences and privileges as set forth in the Terms of Parent Series A Preferred Stock attached as Exhibit C (as so designated, the "Parent Series A Preferred Stock"), which shall be exchanged in accordance with Article II hereof.

     1.5 Effects of the Merger. At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Company, as amended prior to the Effective Time and in accordance with Section 1.3 above, shall be further amended and restated to read in its entirety as set forth on Exhibit D hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL, (iii) the officers and directors of the Transitory Subsidiary shall be the officers and directors of the Surviving Corporation, and (iv) the By-laws of the Transitory Subsidiary, a copy of which is attached hereto as Exhibit E, shall be amended to change all references to the name of the Transitory Subsidiary to refer to the name of the Company, and, as so amended, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL. In addition, effective as of the Effective Time, Parent shall take all reasonable steps to increase its Board of Directors to seven (7) members and to appoint Burton Sobel, Kevin Rakin and Skip Klein to the Board of Directors of Parent.

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                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

          (a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of common stock, $.001 par value per share ("Company Common Stock"), and preferred stock, $.001 par value per share ("Company Preferred Stock"), of the Company that are owned by the Company as treasury stock or by any wholly-owned Subsidiary of the Company and any shares of Company Common Stock or Company Preferred Stock owned by the Parent, the Transitory Subsidiary or any other wholly-owned Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor.

          (c) Exchange Ratio for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares (defined in Section 2.1(e)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 0.065 shares (the "Common Exchange Ratio") of common stock, $.01 par value per share, of the Parent ("Parent Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d) Exchange Ratio for Company Preferred Stock. Subject to Section 2.2, each share of Company Preferred Stock (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares (defined in Section 2.1 (e))) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive that number of shares as calculated in accordance with Section 1 of the Terms of Parent Series A Preferred Stock attached hereto as Exhibit C (such formula, the "Preferred Exchange Ratio") of Parent Series A Preferred Stock upon surrender of the certificate(s) representing all such shares of Company Preferred Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder of the certificate(s) representing such shares of Company Preferred Stock shall cease to have any

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rights with respect thereto, except the right to receive the shares of Parent
Series A Preferred Stock pursuant to this Section 2.1(d).

          (e) Dissenting Shares.

               (i) Shares of Company Common Stock and Company Preferred Stock held by stockholders entitled to appraisal rights under Section 262 of the DGCL, who have properly exercised and perfected appraisal rights with respect thereto in accordance with Section 262 (collectively, "Dissenting Shares") and who have not withdrawn their demand for appraisal in accordance with Section 262, shall not be converted into the right to receive shares of Parent Common Stock or Parent Series A Preferred Stock, as the case may be. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall no longer retain any rights of a stockholder of the Company or the Surviving Corporation, except those provided under the DGCL.

               (ii) Holders of no more than four percent (4%) of the Company's total outstanding capital stock (which shall consist of the Company Common Stock and the Company Preferred Stock outstanding on the date hereof), on an as-converted basis, shall exercise appraisal rights in accordance with Section 262 of the DGCL. The shareholders parties to the Company Voting Agreements shall have affirmatively waived such appraisal rights in their respective Company Voting Agreements. This Agreement may be terminated in accordance with Section 8.1(f)(i), at the election of the Parent, if the Dissenting Shares are greater than such percentage.

               (iii) The Company shall give the Parent (A) prompt notice of any written demands under Section 262 of the DGCL with respect to any shares of capital stock of the Company, any withdrawal of any such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 262 with respect to any shares of capital stock of the Company. The Company shall cooperate with the Parent concerning, and shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

          (f) Adjustments to Exchange Ratios. The Common Exchange Ratio and Preferred Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Parent Series A Preferred Stock or Company Common Stock or Company Preferred Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Parent Series A Preferred Stock or Company Common Stock or Company Preferred Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

          (g) Unvested Stock. At the Effective Time, any shares of Parent Common Stock issued in accordance with Section 2.1(c) with respect to any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the

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Effective Time, except to the extent by their terms such unvested shares of
Company Common Stock vest at the Effective Time. The Company shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been provided to the Parent. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Parent in the Merger and shall thereafter be exercisable by the Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. The Company shall take all steps necessary to cause the foregoing provisions of this Section 2.1(g) to occur.

          (h) Treatment of Company Stock Options and Company Warrants. Following the Effective Time, Company Stock Options and Company Warrants shall be treated in the manner set forth in Section 6.11.

     2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock or Company Preferred Stock for Parent Common Stock or Parent Series A Preferred Stock pursuant to the Merger are as follows:

          (a) Exchange Agent. As of the Effective Time, the Parent shall deposit with the Parent's transfer agent or another bank or trust company designated by the Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock and/or Company Preferred Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock and Parent Series A Preferred Stock (such shares of Parent Common Stock and shares of Parent Series A Preferred Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.1 in exchange for outstanding shares of Company Common Stock and Company Preferred Stock, respectively, (ii) cash in an amount sufficient to make payments for fractional shares of Parent Common Stock required pursuant to
Section 2.2(e), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and/or Company Preferred Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock or Parent Series A Preferred Stock, as the case may be, may then be entitled pursuant to Section 2.2(c).

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and
(ii) instructions for effecting the surrender of the Certificates in exchange for shares of Parent Common Stock or Parent Series A Preferred Stock, as the case may be, (plus cash in lieu of fractional shares, if any, of Parent Common Stock and, any dividends or distributions on either Parent Common Stock or Parent Series A Preferred Stock, as provided below). Upon surrender of a

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Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock or Parent Series A Preferred Stock, as the case may be, which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock or Parent Series A Preferred Stock, as the case may be, pursuant to Section 2.1(c) and (d) plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender shares of Parent Common Stock or Parent Series A Preferred Stock, as the case may be, pursuant to Section 2.1(c) and (d) plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) as contemplated by this Section 2.2.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock or Parent Series A Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock or Parent Series A Preferred Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Parent Common Stock or Parent Series A Preferred Stock.

          (d) No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock and Parent Series A Preferred Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock and/or Company Preferred Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

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

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock or Parent Series A Preferred Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests otherwise issuable shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Common Stock and/or Company Preferred Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the average of the last reported sales prices of Parent Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Stock Market or The Nasdaq Small Cap Market, as applicable, during the ten consecutive trading days ending on the last trading day prior to the Effective Time. The number of shares of Parent Series A Preferred Stock to be issued in accordance with Section 2.1(d) hereof shall be fixed and, accordingly, no fractional shares shall result in such exchange.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock and/or Company Preferred Stock for 180 days after the Effective Time shall be delivered to the Parent, upon demand, and any holder of Company Common Stock or Company Preferred Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Parent, as a general unsecured creditor, for payment of its claim for Parent Common Stock or Parent Series A Preferred Stock, as the case may be, any cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock and Parent Series A Preferred Stock.

          (g) No Liability. To the extent permitted by applicable law, none of the Parent, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock, Company Preferred Stock, Parent Common Stock or Parent Series A Preferred Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock or Parent Series A Preferred Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such shares of Parent Common Stock, Parent Series A Preferred Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Withholding Rights. Each of the Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Preferred Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Parent, as the case may be.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and an indemnity agreement and the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Parent and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Parent and the Transitory Subsidiary on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III and (2) the other paragraphs in this Article III. Disclosure of any fact or item in any section of the attached Company Disclosure Schedule referenced by a particular section of the Agreement shall, should the existence of the fact or item or its contents be relevant to any other section of the attached Disclosure Schedules, be deemed to be disclosed with respect to such other section of the attached Disclosure Schedules whether or not an explicit cross reference appears.

     3.1 Organization, Standing and Power; Subsidiaries.

          (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section
3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, intellectual property rights, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or (iii) the ability of the Parent to operate the business of the Company and each of its Subsidiaries immediately after the Closing; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Company Material Adverse
Effect: (A) any adverse change or effect resulting from or relating to general business, economic or financial market conditions; (B) any adverse change or effect resulting from or relating to conditions generally affecting the industry or sector in which the Company or any of its Subsidiaries operates or competes;
(C) any adverse change or effect resulting from or relating to any acts of terrorism or war or any armed hostilities; (D) any reduction in the Company's consolidated gross revenues for (i) the quarter ended June 30, 2005, compared to the quarter ended June 30, 2004, equal to or less than 20%, and (ii) each quarterly period in 2005 thereafter measured against the corresponding prior year period equal to or less than 10%; (E) any non-material disruption in any relationship with any supplier or partner, or any non-material impairment of the terms with any licensor or licensee, in areas of the Company's business that are related to its Familion test, Long QT technology, TPMT technology, HAP database and Decogen Informatics System; (F) any adverse change or effect resulting from or relating to a claim, action or proceeding resulting from or relating to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement; (G) any adverse change or effect resulting from or relating to the taking of any action to which Parent shall have consented;
(H) any adverse change or effect resulting from or relating to any breach by Parent of any provision of this Agreement or any other action by Parent or any Subsidiary of Parent; or (I) any adverse change or effect resulting from or relating to changes in GAAP (as defined herein) which are published and released for the industry in which the Company operates (but specifically excluding any changes in GAAP and accounting policies of the Company which are implemented by the Company after the date hereof). An adverse change in the stock price of the Company Common Stock shall not, in and of itself, be deemed to have a Company Material Adverse Effect. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Parent Material Adverse Effect in Section 4.1.

          (b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries and the Company's direct or indirect equity interest therein. Except as set forth in
Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any of its Subsidiaries, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which
(i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

          (c) The Company has delivered to the Parent complete and accurate copies of the Certificate of Incorporation and By-laws of the Company and of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

     3.2 Capitalization.

          (a) The authorized capital stock of the Company consists of 58,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock, of which 460,000 shares are designated Series A Preferred Stock. The rights and privileges of each class of the Company's capital stock are as set forth in the Company's Certificate of Incorporation. As of June 15, 2005, (i) 35,348,497 shares of Company Common Stock were issued and outstanding, (ii) 66,070 shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) 460,000 shares of Series A Preferred Stock were issued or outstanding.

          (b) Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable stockholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

          (c) Section 3.2(c) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans or other arrangements under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the "Company Stock Options") under the Company Stock Plans, indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder to the Company, and the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Stock Options will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger. Section 3.2(c) of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the "Company Warrants") and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number and type of shares of Company Common Stock subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof. The Company has provided to the Parent accurate and complete copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Stock Options and all Company Warrants.

          (d) Except (x) as set forth in this Section 3.2, and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the "Ordinary Course of Business") and listed in Section 3.2(d) of the Company Disclosure Schedule. Other than the Company Voting Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, the term "Affiliate" when used with respect to any party shall mean any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

          (e) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

          (f) All of the outstanding shares of capital stock and other equity securities or interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances of any nature ("Liens") and agreements in respect of, or limitations on, the Company's voting rights.

     3.3 Authority; No Conflict; Required Filings and Consents.

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the "Company Voting Proposal") by the Company's stockholders under the DGCL and as set forth in Section 3.3(d) (the "Company Stockholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held (i) unanimously approved this Agreement, (ii) determined that the Merger is fair and in the best interests of the Company and its stockholders, (iii) declared the advisability of, approved and adopted this Agreement in accordance with the provisions of the DGCL, (iv) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law (including Section 203 of the DGCL) or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Other than the Company Stockholder Approval, no other approvals, consents, waivers or other conditions are required for the consummation of the transactions contemplated hereby.

          (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company's or any of its Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound,
(iii) cause the Company or any Subsidiary to become liable for the payment of any recordation or stock transfer Tax, or (iv) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses
(i) through (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 3.3(b) of the Company Disclosure Schedule lists all material consents, waivers and approvals under any of the Company's or any of its Subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

          (d) The affirmative vote of (i) the holders of a majority of the outstanding shares of capital stock (on the record date) at the Company Stockholders Meeting, and (ii) 66 2/3% of the shares of outstanding Series A Preferred Stock are the only votes of the holders of any class or series of the Company's capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

     3.4 SEC Filings; Financial Statements; Information Provided.

          (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2004 and has made available to the Parent copies of all registration statements, forms, reports and other documents filed by the Company with the SEC since such date, all of which are publicly available on the SEC's EDGAR system. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements do not contain footnotes and were or are subject to normal and recurring year-end adjustments. The consolidated, unaudited balance sheet of the Company as of March 31, 2005 is referred to herein as the "Company Balance Sheet."

          (c) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Parent pursuant to which shares of Parent Common Stock issued in connection with the Merger shall be registered under the Securities Act (the "Registration Statement"), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a "Regulation M-A Filing"), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company and the Parent (the "Joint Proxy Statement/Prospectus") in connection with (i) the meeting of the Company's stockholders to consider the Company Voting Proposal (the "Company Stockholders Meeting"), and (ii) the meeting of the Parent's stockholders (the "Parent Stockholders Meeting") to consider the issuance of shares of Parent Common Stock pursuant to the Merger (the "Parent Voting Proposal") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Parent, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by the Company or should occur, the Company shall promptly inform the Parent of such fact or event.

     3.5 No Undisclosed Liabilities; Indebtedness.

          (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except for normal and recurring liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

          (b) Section 3.5(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $20,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section, "indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person,
(E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, and (J) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. All of the outstanding indebtedness of the type described in this Section 3.5(b) of the Company and each of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

     3.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Parent pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

     3.7 Taxes.

          (a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) The Company has delivered to the Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2001. The Company has made available to the Parent correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after December 31, 2001. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental

Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (c) Neither the Company nor any of its Subsidiaries: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or any of its Subsidiaries is subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code;
(iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

          (d) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or
(iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

          (e) Neither the Company nor any of its Subsidiaries has undergone, or will undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code.

          (f) No state or federal "net operating loss" of the Company or any of its Subsidiaries determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

          (g) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (h) To the Company's knowledge, after consulting with its tax advisors, neither the Company nor any Affiliate has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

     3.8 Owned and Leased Real Properties.

          (a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

          (b) Section 3.8(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively "Company Leases") and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has provided the Parent with complete and accurate copies of all Company Leases.

     3.9 Intellectual Property.

          (a) The Company and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted (excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means (i) patents, patent rights, trademarks (including goodwill associated therewith), service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights (whether registered or unregistered, or published or unpublished) and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials (including ideas, research and development, know-how, schematics, technology, formulae, laboratory notebooks, results of tests or studies, compositions, DNA markers, genotypes, databases (including the "DecoGen" bioinformatics system), computer programs and software (whether in object or source code), algorithms, processes and techniques, technical data and compilations, designs, drawings, specifications), and (v) customer and supplier lists, pricing and cost information, financial and accounting data, and business and marketing plans and proposals (such items in this clause (v) collectively, "Confidential Business Information").

          (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole, as described in or filed as an exhibit to the Company's SEC Reports (the "Company Intellectual Property") or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold or licensed by or expected to be sold or licensed by the Company or any of its Subsidiaries (the "Company Third Party Intellectual Property").
Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 3.9(b)(ii) sets forth a complete and accurate list of all Company Third Party Intellectual Property.

          (c) All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property or Company Third Party Intellectual Property.

          (d) None of the (i) products currently sold or licensed by the Company or any of its Subsidiaries to third parties or (ii) business or activities (including research and development) currently conducted by the Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has not received any written notice of any infringement by or misappropriation by others of Company Intellectual Property, or any violation of the confidentiality of any of its Confidential Business Information. To the Company's knowledge, the Company is not making unlawful or unauthorized use of any Intellectual Property of any past or present employees or consultants of the Company; provided, however, no representation is made under this sentence with respect to Confidential Business Information.

          (e) The Company has taken all reasonable measures to protect and preserve the security, confidentiality and value of Company Intellectual Property, including its Confidential Business Information. All employees of the Company have executed a nondisclosure and assignment of inventions agreements sufficient to protect the confidentiality and value of the Company Intellectual Property.

          (f) The activities of the Company's employees on behalf of the Company do not violate any agreements or arrangements known to the Company which any such employees have with former employers or any other entity to whom such employees may have rendered consulting services. All officers of the Company have entered into non-competition agreements providing that they will not compete with the Company for one year from the date of termination.

          (g) The Company Intellectual Property does not include any Publicly Available Software and the Company has not used Publicly Available Software in whole or in part in the development of any part of the Company Intellectual Property in a manner that may subject the Company Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. "Publicly Available Software" means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software; (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g.,
PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

     3.10 Agreements, Contracts and Commitments; Government Contracts.

          (a) Section 3.10(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all contracts and agreements (collectively, the "Company Material Contracts") that are material to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. The Company has provided the Parent with a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (x) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect or (y) any Company Material Contract.

          (b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.10(b) of the Company Disclosure Schedule have heretofore been furnished to the Parent. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

          (c) There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or is subject that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the business of the Company or any of its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

          (d) Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to intellectual property of the Parent or any of the Parent's Affiliates following the Closing.

          (e) Neither the Company nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Company's knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been audited or investigated or is now being audited or, to the Company's knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the Company's knowledge, has any such audit or investigation been threatened. To the Company's knowledge, there is no valid basis for (a) the suspension or debarment of the Company or any of its Subsidiaries from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

     3.11 Litigation; Product Liability. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries.

     3.12 Environmental Matters.

          (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, each of the Company and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any of its Subsidiaries.

          (b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

          (c) Neither the Company nor any of its Subsidiaries is a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

          (d) Set forth in Section 3.12(d) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

          (e) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any of its Subsidiaries.

          (f) For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and

"environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

          (g) For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

     3.13 Employee Benefit Plans.

          (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

          (b) With respect to each Company Employee Plan, the Company has furnished to the Parent, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

          (c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). The Company, each Subsidiary of the Company, each ERISA Affiliate and each Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other applicable law.

          (d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

          (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

          (f) Neither the Company, any of the Company's Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates.

          (g) Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company's Subsidiaries which are a party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Employee Plan. The investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

          (h) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee;
(ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code, without regard to
Section 280G(b)(4); or (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has provided to the Parent the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

          (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

     3.14 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any written notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

     3.15 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted (the "Company Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

     3.16 Labor Matters.

          (a) Section 3.16(a) of the Company Disclosure Schedule contains a list of all employees of the Company and each of its Subsidiaries, along with the position and the annual rate of compensation of each such person. Each current employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to the Parent. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Section 3.16(a) of the Company Disclosure Schedule lists all employees of the Company who are not citizens of the United States.

          (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no employee of the Company or any of its Subsidiaries
(i) has an employment agreement with the Company or any of its Subsidiaries,
(ii) to the Company's knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

     3.17 Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the "Insurance Policies") with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

     3.18 Assets. The Company or one of its Subsidiaries owns or leases all tangible assets necessary for the conduct of their businesses as presently conducted. All of such tangible assets which are owned, are owned free and clear of all Liens except for (i) Liens which are disclosed in the Company SEC Reports filed prior to the date of this Agreement and (ii) other Liens that, individually and in the aggregate, do not materially interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted, and have not had, and are not reasonably likely to have, a Company

Material Adverse Effect. The tangible assets of the Company and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

     3.19 Customers and Suppliers. No customer of the Company or any of its Subsidiaries that represented 5% or more of the Company's consolidated revenues in the fiscal year ended December 31, 2004 or in the three-month period ended March 31, 2005 has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries. No material supplier or exclusive supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to them.

     3.20 Opinion of Financial Advisor. The financial advisor of the Company, CIBC World Markets Corp. ("CIBC World Markets"), has delivered to the Company an opinion to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Common Exchange Ratio is fair, from a financial point of view to the holders of Company Common Stock. A copy of such opinion will be delivered to the Parent for informational purposes only promptly after receipt by the Company.

     3.21 Section 203 of the DGCL Not Applicable. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Voting Agreements.

     3.22 Brokers; Schedule of Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except CIBC World Markets, whose fees and expense shall be paid by the Company. The Company has delivered to the Parent a complete and accurate copy of all agreements pursuant to which CIBC World Markets is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE
                              TRANSITORY SUBSIDIARY

     The Parent and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Parent and the Transitory Subsidiary to the Company on or before the date of this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure

Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article IV and
(2) the other paragraphs in this Article IV. Disclosure of any fact or item in any section of the Parent Disclosure Schedule referenced by a particular section of the Agreement shall, should the existence of the fact or item or its contents be relevant to any other section of the Parent Disclosure Schedule, be deemed to be disclosed with respect to such other section of the Parent Disclosure Schedule whether or not an explicit cross reference appears.

     4.1 Organization, Standing and Power. Each of the Parent and the Transitory Subsidiary is a corporation duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Parent Material Adverse Effect. For purposes of this Agreement, the term "Parent Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, assets, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, or (ii) the ability of the Parent or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Parent Material Adverse Effect: (A) any adverse change or effect resulting from or relating to general business, economic or financial market conditions; (B) any adverse change or effect resulting from or relating to conditions generally affecting the industry or sector in which the Parent or any of its Subsidiaries operates or competes; (C) any adverse change or effect resulting from or relating to any acts of terrorism or war or any armed hostilities; (D) any adverse change or effect (including, without limitation, any adverse change or effect resulting from or relating to a cancellation of or delay in customer orders, a reduction in sales, a loss of employees, an action taken by a competitor, a disruption in any relationship with any supplier, licensor, licensee, partner, employee or other person or a claim, action or proceeding) resulting from or relating to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement; (E) any adverse change or effect resulting from or relating to the taking of any action contemplated by this Agreement or any action to which the Company shall have consented; (F) any adverse change or effect resulting from or relating to any breach by the Company of any provision of this Agreement or any other action by the Company or any Subsidiary of the Company; (G) any failure to meet internal, published or other estimates, predictions, projections or forecasts of revenues, net income or any other measure of financial performance; (H) any adverse change or effect resulting from or relating to changes in laws or interpretations thereof by courts or other Governmental Entities; or (I) any adverse change or effect resulting from or relating to changes in GAAP (as defined herein) which are published and released for the industry in which the Parent operates (but specifically excluding any changes in GAAP and accounting policies of the Parent which are implemented by the Parent after the date hereof). An adverse change in the stock price of the Parent Common Stock shall not, in and of itself, be deemed to have a Parent Material Adverse Effect.

     4.2 Capitalization.

          (a) The authorized capital stock of the Parent consists of 12,000,000 shares of Parent Common Stock and 1,500,000 shares of Parent Preferred Stock, of which 250,000 shares are designated Series A Nonvoting, Convertible Preferred Stock. The rights and privileges of each class of the Parent's capital stock are set forth in the Parent's Certificate of Incorporation. As of the close of business on June 17, 2005, 4,404,695 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued or outstanding. No material change in such capitalization has occurred between June 17, 2005 and the date of this Agreement.

          (b) Section 4.2(b) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all stock option plans or other stock or equity-related plans of the Parent (the "Parent Stock Plans"), indicating for each Parent Stock Plan the number of shares of Parent Common Stock issued to date under such Plan, the number of shares of Parent Common Stock subject to outstanding options under such Plan and the number of shares of Parent Common Stock reserved for future issuance under such Plan; and (ii) the number of shares of Parent capital stock, and the class or series of such shares, subject to any outstanding warrants or other contractual rights to purchase or acquire capital stock of the Parent. The Parent has provided to the Company complete and accurate copies of all Parent Stock Plans and standard forms of stock option agreements used thereunder. Except as set forth in this Section 4.2 or the Parent Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Parent is authorized or outstanding, (ii) the Parent has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Parent, (iii) the Parent has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent.

          (c) All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock and Parent Series A Preferred Stock issuable pursuant to Sections 2.1(c) and (d) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent's Certificate of Incorporation or By-laws or any agreement to which the Parent is a party or is otherwise bound.

     4.3 Authority; No Conflict; Required Filings and Consents.

          (a) Each of the Parent and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval of the Parent Voting Proposal by the Parent's stockholders under the rules of The Nasdaq Stock Market (the "Parent Stockholder Approval") and the vote of the Parent, as sole stockholder of the Transitory Subsidiary (which vote will occur by a consent in lieu of a meeting immediately after the execution of this Agreement), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Parent (the "Parent Board"), at a meeting duly called and held (i) determined that the Merger is fair and in the best interests of the Parent and its stockholders, (ii) directed that the Parent Voting Proposal be submitted to the stockholders of the Parent for their approval and resolved to recommend that the stockholders of the Parent vote in favor of the Parent Voting Proposal and (iii) to the extent necessary, adopted a resolution having the effect of causing the Parent not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Parent and the Transitory Subsidiary (other than the adoption of this Agreement by the Parent in its capacity as the sole stockholder of the Transitory Subsidiary, which shall occur immediately after the execution and delivery of this Agreement), subject only to the required receipt of the Parent Stockholder Approval. This Agreement has been duly executed and delivered by each of the Parent and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Parent and the Transitory Subsidiary, enforceable in accordance with its terms.

          (b) The execution and delivery of this Agreement by each of the Parent and the Transitory Subsidiary do not, and the consummation by the Parent and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Parent or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Parent's or the Transitory Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Parent or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Parent Stockholder Approval and compliance with the requirements specified in clauses (i) through (viii) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this
Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Parent or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Parent or the Transitory Subsidiary or the consummation by the Parent or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect and (viii) the filing with The Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger.

          (d) The affirmative vote of the holders of a majority of the shares of Parent Common Stock present or represented by proxy and voting at the Parent Stockholders Meeting is the only vote of the holders of any class or series of the Parent's capital stock or other securities necessary for approval of the Parent Voting Proposal and for the consummation by the Parent of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Parent may vote.

     4.4 SEC Filings; Financial Statements; Information Provided.

          (a) The Parent has filed all registration statements, forms, reports and other documents required to be filed by the Parent with the SEC since January 1, 2004 and has made available to the Company copies of all registration statements, forms, reports and other documents filed by the Parent with the SEC since such date, all of which are publicly available on the SEC's EDGAR system. All such registration statements, forms, reports and other documents (including those that the Parent may file after the date hereof until the Closing) are referred to herein as the "Parent SEC Reports." The Parent SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and
(iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Parent is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Parent SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Parent and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Parent and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Parent as of March 31, 2005 is referred to herein as the "Parent Balance Sheet."

          (c) The information in the Registration Statement or in any Regulation M-A Filing (except, in each case, for information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement or Regulation M-A Filing, as to which the Parent makes no representation and which shall not constitute part of the Parent SEC Reports for purposes of this Agreement) shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Parent for inclusion in the Joint Proxy Statement/Prospectus (which shall be deemed to include all information about or relating to the Parent, the Parent Voting Proposal and the Parent Stockholders Meeting) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Parent, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Parent or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by the Parent or should occur, the Parent shall promptly inform the Company of such fact or event.

     4.5 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since the date of the Parent Balance Sheet, there has not been any event, change, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect.

     4.6 Intellectual Property.

          (a) The Parent and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of the Parent and its Subsidiaries as currently conducted (excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses), the absence of which, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

          (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Parent that is material to the business of the Parent and its Subsidiaries, taken as a whole (the "Parent Intellectual Property") or (ii) any license, sublicense and other agreement as to which the Parent or any of its Subsidiaries is a party and pursuant to which the Parent or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Parent and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Parent or any of its Subsidiaries (the "Parent Third Party Intellectual Property"). Section 4.6(b)(i) of the Parent Disclosure Schedule sets forth a complete and accurate list of the Parent Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 4.6(b)(ii) sets forth a complete and accurate list of all Parent Third Party Intellectual Property.

          (c) All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Parent or any of its Subsidiaries and which are material to the business of the Parent and its Subsidiaries, taken as a whole, are valid and subsisting. The Parent and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Parent Intellectual Property. To the knowledge of the Parent, no other person or entity is infringing, violating or misappropriating any of the Parent Intellectual Property or Parent Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

          (d) None of the (i) products currently sold by the Parent or any of its Subsidiaries or (ii) business or activities currently conducted by the Parent or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

     4.7 Agreements, Contracts and Commitments. Section 4.7 of the Parent Disclosure Schedules sets forth a complete and accurate list of all contracts and agreements (collectively, the "Parent Material Contracts") that are material to the business, assets, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole. The Parent has provided the Company with a complete and accurate copy of each Parent Material Contract, except for those Parent Material Contracts that are available in the Parent SEC Reports. Each Parent Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither the Parent nor any of its Subsidiaries nor, to the Parent's knowledge, any other party to any Parent Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (x) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Parent Material Adverse Effect or (y) any Parent Material Contract.

     4.8 Litigation; Product Liability. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries that, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries. No product liability claims have been asserted or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Parent or any of its Subsidiaries.

     4.9 Compliance With Laws. The Parent and each of its Subsidiaries has complied with, is not in violation of, and has not received any written notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Parent Material Adverse Effect.

     4.10 Permits. The Parent and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted (the "Parent Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Parent Material Adverse Effect. The Parent and each of its Subsidiaries are in compliance with the terms of the Parent Permits, except for such failures to comply that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Parent Material Adverse Effect. No Parent Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

     4.11 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

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     4.12 Opinion of Financial Advisor. The financial advisor of the Parent,
W.R. Hambrecht + Co., LLC, has delivered to the Parent an opinion dated the date of this Agreement to the effect, as of such date, that the total consideration paid in the Merger is fair to the Parent from a financial point of view, a signed copy of which opinion has been, or will be within three days following the date of this Agreement, delivered to the Company.

     4.13 Brokers; Schedule of Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Parent or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except W.R. Hambrecht + Co., LLC, whose fees and expense shall be paid by the Parent.

                                   ARTICLE V

                               CONDUCT OF BUSINESS

     5.1 Covenants of the Company. Except as expressly provided herein, as set forth in Schedule 5.1 hereto or as consented to in writing by the Parent (which consent shall not be unreasonably withheld), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Parent (which consent shall not be unreasonably withheld):

     (a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (C), for the acquisition of shares of Company Common Stock (1) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required under the terms of such Company Options as in effect on the date hereof; or (2) from former employees, directors and

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

consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries.

          (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock pursuant to the June 30, 2005 exercise date under the Company's employee stock purchase plan or upon the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms);

          (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

          (d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

          (e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

          (f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or non-exclusive license of products in the Ordinary Course of Business);

          (g) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

          (h) (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of May 31, 2005 or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries; provided however, that the Company may, in the Ordinary Course of Business, continue to invest in debt securities maturing not more than

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

90 days after the date of investment or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

          (i) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company's budget for capital expenditures made available to the Parent or the specific capital expenditures disclosed and set forth in Section 3.5 of the Company Disclosure Schedule;

          (j) make any changes in accounting methods, principles or practices, except insofar as may have been required by GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (k) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business;

          (l) except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

          (m) (A) except in the Ordinary Course of Business enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, the Company or any of its Subsidiaries or (B) license any material intellectual property rights to or from any third party;

          (n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

          (o) make or rescind any material Tax election, settle or compromise any material Tax liability or materially amend any Tax return;

          (p) initiate, compromise or settle any material litigation or arbitration proceeding;

          (q) open or close any facility or office;

          (r) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

          (s) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

          (t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

     5.2 Confidentiality. The parties acknowledge that the Parent and the Company have previously executed a confidentiality agreement, dated as of April 11, 2005, as amended on May 19, 2005 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1 No Solicitation.

          (a) No Solicitation or Negotiation. Except as set forth in this
Section 6.1, the Company shall not, nor shall it authorize or permit or encourage any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") to directly or indirectly:

               (i) solicit, initiate, induce or encourage any inquiries or solicitations for the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

               (ii) enter into, encourage, permit, indicate receptivity to, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in

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

any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of this Agreement at the Company Stockholders Meeting (the "Specified Time"), the Company may, if such actions are required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a Superior Proposal or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith, after consultation with outside counsel and a nationally recognized independent financial advisor, could reasonably be expected to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with
Section 6.1(c), (x) furnish information with respect to the Company to the person making such Superior Proposal or Acquisition Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations (including solicitation of a revised Superior Proposal or Acquisition Proposal) with such person and its Representatives regarding any Superior Proposal or Acquisition Proposal.

          (b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

               (i) except as set forth in this Section 6.1, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Parent or the Transitory Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

               (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

               (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Company Board may (x) withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement and the Merger, and (y) in the event the withdrawal or modification is in response to a Superior Proposal, approve or recommend such Superior Proposal and terminate this Agreement, if, in the case of each of clauses (x) and (y), the Company Board determines in good faith, after consultation with outside counsel, that such actions are required by its fiduciary obligations, but, in the event the withdrawal or modification is in response to a Superior Proposal, such withdrawal or modification shall occur only (A) at a time that is after the third business day following the Parent's receipt of written notice advising the Parent that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal or an Acquisition Proposal reasonably likely to lead to a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (B) if the Parent does not make, within 48 hours falling within two business days of receipt of such written notice, a binding written offer (a "New Offer") to amend the terms of this Agreement to include terms that are, as determined in good faith by the Company Board, at least as favorable to the stockholders of the Company as such Acquisition Proposal, it being understood that the Company shall not enter into any such binding agreement during such 48-hour period. If Parent shall have made a New Offer as contemplated by the foregoing clause (B), then the Company Board may not change its recommendation pursuant to this Section 6.1(b) and terminate this Agreement pursuant to this Section 8.1(i) unless the Company Board shall have determined that such Acquisition Proposal is a Superior Proposal as compared with the Parent's New Offer. Nothing in this Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

          (c) Notices to the Parent; Additional Negotiations. The Company shall promptly (and in any event within one business day) advise the Parent orally, with written confirmation to follow promptly (and in any event within one business day), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall not take any action with respect to, providing any information to or participating in discussions or negotiations with the person or entity making any Superior Proposal until three business days after the Company has first notified the Parent of such Acquisition Proposal as required by the preceding sentence. The Company shall keep the Parent reasonably informed of any such Acquisition Proposal or inquiry, on a reasonably prompt basis (and in any event within one business day) and shall (i) promptly notify the Parent of the status, or any changes thereto, of any such Acquisition Proposal or inquiry, and (ii) provide to the Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Superior Proposal. As promptly as practicable following the provision of any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Parent.

          (d) Certain Permitted Disclosure. Nothing contained in this Section
6.1 or in Section 6.5 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any committee thereof withdraw or modify, or publicly propose to withdraw or modify, its position with respect to this Agreement or the Merger.

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

          (e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

          (f) Definitions. For purposes of this Agreement:

               "Acquisition Proposal" means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of over 10% of its equity securities
(iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement or (iv) except for the sale or non-exclusive license of products in the Ordinary Course of Business, any divestiture of any Subsidiary or division or business unit, including by way of sale of assets or capital stock, license of Intellectual Property, or by merger, consolidation or otherwise.

               "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, on terms which the Company Board (after consultation with a nationally recognized independent financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation) determines in its good faith judgment that such proposal is (a) financially superior to the transactions contemplated by this Agreement and for which financing, to the extent required, is then fully committed or determined to be available by the Company Board and
(b) reasonably likely to be consummated.

     6.2 Joint Proxy Statement/Prospectus; Registration Statement.

          (a) As promptly as practicable after the execution of this Agreement, the Parent, in cooperation with the Company, shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Each of the Parent and the Company shall respond to any comments of the SEC and shall use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Parent and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of the Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Parent and the Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to
Section 6.2(b), the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

          (b) The Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

     6.3 Nasdaq Quotation. The Parent and the Company each agree to continue the quotation of Parent Common Stock and Company Common Stock, respectively, on The Nasdaq Small Cap Market and The Nasdaq Stock Market, respectively, during the term of this Agreement; provided, however, that the Parent may phase-up the listing of the Parent Common Stock from The Nasdaq Small Cap Stock Market to The Nasdaq Stock Market without the consent of the Company and without violating this Section 6.3.

     6.4 Access to Information. Each of the Parent and the Company shall (and shall cause each of its Subsidiaries to) afford to the other party's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Parent and the Company shall (and shall cause their respective Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of the Parent and the Company will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.

     6.5 Stockholders Meetings.

          (a) The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, the Company Stockholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Parent, the recommendation of the Company Board that the Company's stockholders vote in favor of the Company Voting Proposal. Subject to the Company Board's duty of

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

disclosure, the Company shall use best efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

          (b) The Parent, acting through the Parent Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Small Cap Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Parent Stockholders Meeting for the purpose of considering and voting upon the Parent Voting Proposal. To the fullest extent permitted by applicable law, unless the Parent Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do otherwise, (i) the Parent Board shall recommend approval and adoption of the Parent Voting Proposal by the stockholders of the Parent and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Parent Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of the Parent Board that the Parent's stockholders vote in favor of the Parent Voting Proposal. Subject to the Parent Board's duty of disclosure, the Parent shall use best efforts to solicit from its stockholders proxies in favor of the Parent Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Parent required by the rules of The Nasdaq Small Cap Stock Market to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Parent, after consultation with the Company, may adjourn or postpone the Parent Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Parent's stockholders or, if as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting.

          (c) The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.5 and shall submit the Company Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b) that the Company Voting Proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.

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

          (d) The Parent shall call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with this Section 6.5, shall submit the Parent Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not the Parent Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.5(b), that the Parent Voting Proposal is no longer advisable or recommends that the stockholders of the Parent reject such proposal.

     6.6 Legal Conditions to the Merger.

          (a) Subject to the terms hereof, including Section 6.6(b), the Company and the Parent shall each use its reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Parent and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

          (b) Subject to the terms hereof, the Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Parent nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets of the Parent or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

          (c) Each of the Company and the Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Parent Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Parent shall be required to make materially burdensome payments in connection with the fulfillment of its obligations under this Section 6.6.

     6.7 Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (ii) the Parent and the Company shall each use its reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

     6.8 Section 368(a) Reorganization. The Parent and the Company shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

     6.9 Affiliate Legends. Section 6.9 of the Company Disclosure Schedule sets forth a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145 Affiliates"). The Company shall notify the Parent in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received by Rule 145 Affiliates of the Company in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time, upon the request of any holder of shares of Parent Common Stock issued pursuant to the Merger if such holder is not then a Rule 145 Affiliate of the Parent).

     6.10 Nasdaq Stock Market Listing. The Parent shall, if required by the rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger, including upon the issuance of assumed Company Stock Options and Company Warrants.

     6.11 Company Stock Plans and Company Warrants.

          (a) At the Effective Time, each outstanding Company Stock Option under Company Stock Plans, whether vested or unvested, and the Company Stock Plans themselves, insofar as they relate to outstanding Company Stock Options, shall be assumed by the Parent and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time, the same number of shares of Parent Common Stock as the holder of the Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (y) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to the Company Stock Option immediately prior to the Effective Time divided by (z) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to the Company Stock Option in accordance with the foregoing. Such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

          (b) As soon as practicable after the Effective Time, the Parent shall deliver to the participants in the Company Stock Plans an appropriate notice setting forth such participants' rights pursuant to the Company Stock Options, as provided in this Section 6.11.

          (c) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this Section. As soon as practicable after the Effective Time, the Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Parent Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (d) At the Effective Time, by virtue of the Merger, each Company Warrant outstanding immediately prior to the Effective Time shall be automatically assumed by the Parent and converted into a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, the same number of shares of Parent Common Stock (rounded down to the nearest whole share) as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrant in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Company Warrant in accordance with the foregoing (each, as so adjusted, an "Adjusted Warrant"). Prior to the Effective Time, the Parent shall take all necessary actions for the assumption of the Company Warrants and their conversion into Adjusted Warrants, including the reservation of Parent Common Stock in a number at least equal to the number of shares of Parent Common Stock that will be subject to the Adjusted Warrants.

          (e) The Company Board shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of Company Stock Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the (i) Company Stock Options into options to acquire Parent Common Stock in accordance with this Section and (ii) the Company Warrants into warrants to acquire Parent Common Stock in accordance with this Section.

          (f) The Company shall terminate its Employee Stock Purchase Plan in accordance with its terms as of or prior to the Effective Time.

     6.12 Indemnification.

          (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the "Covered Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was an officer or director of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Each Covered Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation, jointly and severally, within ten business days of receipt by the Parent or the Surviving Corporation, as the case may be, from the Covered Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and provided further, that the Parent and the Surviving Corporation shall not be obligated to advance any expenses if the subject Covered Party has initiated or participated in any litigation or proceeding against the Parent or the Surviving Corporation (other than for enforcement of its rights hereunder), or the Parent or the Surviving Corporation has initiated in good faith any litigation or proceeding against the Covered Party (whether as a plaintiff, or as a defendant advancing any counterclaim).

          (b) The certificate of incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its subsidiaries than are presently set forth in the certificate of incorporation and By-laws of the Company.

          (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.12 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

          (d) The covenants contained in this Section are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Party is entitled, whether pursuant to law, contract or otherwise.

          (e) In the event that the Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.12.

     6.13 Notification of Certain Matters. The Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Parent and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     6.14 Exemption from Liability Under Section 16(b).

          (a) The Board of Directors of the Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock, and of options to purchase Parent Common Stock upon assumption and conversion of Company Stock

Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

          (b) For purposes of this Agreement, "Section 16 Information" means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock, or options to purchase Parent Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to the Parent within 10 business days after the date of this Agreement.

          (c) For purposes of this Agreement, "Company Insiders" means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

     7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approvals. The Company Voting Proposal shall have been approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company's Certificate of Incorporation and By-laws. The Parent Voting Proposal shall have been approved at the Parent Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Parent under applicable law, the rules of The Nasdaq Stock Market and the Parent's Certificate of Incorporation and By-laws.

          (b) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have, directly or indirectly, a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

          (c) Registration Statement; Joint Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

          (d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

          (e) Nasdaq. The Parent, if required by the rules of The Nasdaq Small Cap Stock Market, shall have filed with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger.

     7.2 Additional Conditions to Obligations of the Parent and the Transitory Subsidiary. The obligations of the Parent and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Parent and the Transitory Subsidiary:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement and
(iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect); and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Tax Opinion. The Parent shall have received a written opinion from McDermott Will & Emery LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if McDermott Will & Emery LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilmer Cutler Pickering Hale and Dorr LLP renders such opinion to the Parent (it being agreed that the Parent and the Company shall each provide reasonable cooperation, including making reasonable representations, to McDermott Will & Emery LLP or Wilmer Cutler Pickering Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

          (d) Third Party Consents. The Company shall have obtained (i) all consents and approvals of third parties referred to in Section 3.3(b) of the Company Disclosure Schedule, including the confirmation referenced therein, and
(ii) any other required consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

          (e) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Parent or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Parent or any of its Subsidiaries or to compel the Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Parent or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Parent or any of its Subsidiaries of any such shares.

          (f) Resignations. The Parent shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries.

          (g) D&O Insurance. The Company shall have obtained "tail" coverage on director and officers insurance for a period of at least twelve months from the Effective Time.

          (h) Material Adverse Effect. The Company shall not have suffered a Company Material Adverse Effect.

     7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of the Parent and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by the Parent or the Transitory Subsidiary pursuant hereto shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct (without regard to any materiality or Parent Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Parent Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer or the chief financial officer of the Parent to such effect.

          (b) Performance of Obligations of the Parent and the Transitory Subsidiary. The Parent and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer or the chief financial officer of the Parent to such effect.

          (c) Tax Opinion. The Company shall have received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilmer Cutler Pickering Hale and

Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if McDermott Will & Emery LLP renders such opinion to the Company (it being agreed that the Parent and the Company shall each provide reasonable cooperation, including making reasonable representations, to Wilmer Cutler Pickering Hale and Dorr LLP or McDermott Will & Emery LLP, as the case may be, to enable them to render such opinion).

          (d) In accordance with Section 1.4, the Parent shall have amended its Certificate of Incorporation to designate the rights, preferences and privileges of certain shares of Parent Preferred Stock as Parent Series A Preferred Stock issuable in accordance with Article II hereof.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(j), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company, the stockholders of the Parent or the sole stockholder of the Transitory Subsidiary:

          (a) by mutual written consent of the Parent, the Transitory Subsidiary and the Company; or

          (b) by either the Parent or the Company if the Merger shall not have been consummated by November 30, 2005 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

          (c) by either the Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose material failure to fulfill any of its obligations hereunder has been the principle cause of or resulted in such order, decree, ruling or action); or

          (d) by either the Parent or the Company, if at the Company Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained; or

          (e) by either the Parent or the Company, if at the Parent Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Parent Voting Proposal is taken, the requisite vote of the stockholders of the Parent in favor of the Parent Voting Proposal shall not have been obtained; or

          (f) by the Parent, if, prior to the adoption and approval of the Company Voting Proposal by the stockholders of the Company at the Company Stockholders Meeting: (i) the Dissenting Shares are greater than four percent (4%) of the total capital stock of the Company outstanding on the date hereof, on an as-converted basis; (ii) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or knowingly modified in a material adverse manner its recommendation of the Company Voting Proposal;
(iii) the Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten (10) business days after the Parent requests in writing that the Company Board (or any committee thereof) do so; (iv) the Company Board (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (v) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; or (vi) the Company shall have breached its obligations under Section 6.1 or Section 6.5; or

          (g) by the Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and
(ii) shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from the Parent; or

          (h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by the Parent of written notice of such breach or failure to perform from the Company; or

          (i) by the Company, if the Company Board, pursuant to and in compliance with Section 6.1, shall have approved or recommended to the stockholders of the Company a Superior Proposal; or

          (j) by the Company, if the Parent Board (or any committee thereof) (i) shall have failed to recommend approval of the Parent Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or knowingly modified in a material adverse manner its recommendation of the Parent Voting Proposal or
(ii) shall have breached its obligations under Section 6.5.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any intentional breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 3.22, 4.13, 5.2 and 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Fees and Expenses.

          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Parent shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

          (b) The Company shall pay the Parent a termination fee of $1,324,600 (which shall include all expenses and fees) if:

               (i) this Agreement is terminated pursuant to (A) Section 8.1(b) (without the Company Stockholders Meeting having occurred) or (B) Section 8.1(d) if in the case of each of clauses (A) and (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal shall have been publicly announced or communicated to the Company and within twelve months of such termination the Company enters into any definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal relating to the Company is consummated; or

               (ii) this Agreement is terminated pursuant to Section 8.1(f) (except for a termination pursuant to clause (i) of Section 8.1(f) regarding Dissenting Shares); or

               (iii) this Agreement is terminated pursuant to Section 8.1(g) (x) resulting from a failure to satisfy the condition set forth in Section 7.2(a) based upon a breach of a representation or warranty by the Company, which representation or warranty was known by the Company to be false when made, or
(y) resulting from a failure to satisfy the condition set forth in Section 7.2(b) based upon a material and knowing breach by the Company of its obligations under this Agreement required to be performed by it on or prior to the Closing Date, if at any time after the date of this Agreement and before such termination an Acquisition Proposal shall have been publicly announced and remains outstanding and within six months of such termination the Company enters into any definitive agreement with respect to the Acquisition Proposal or the Acquisition Proposal relating to the Company is consummated; or

               (iv) this Agreement is terminated pursuant to Section 8.1(i).

          (c) The Company shall pay the Parent a termination fee of $716,000 (which shall consist of all expenses and fees) if:

               (i) this Agreement is terminated pursuant to Section 8.1(d) so long as the Company has not breached this Agreement with respect to its obligations contained in Sections 6.1 or 6.5; or

               (ii) this Agreement is terminated pursuant to Section 8.1(f)(i) with respect to Dissenting Shares.

     Any fee due under Sections 8.3(b) and (c) shall be paid by wire transfer of the same-day funds:

               (i) in the case of Section 8.3(b)(i) and Section 8.3(b)(iii), on the earlier to occur of the date on which the Company (A) enters into the definitive agreement or (B) consummates the Acquisition Proposal referred to therein; and

               (ii) in the case of Section 8.3(b)(ii), Section 8.3(b)(iv),
Section 8.3(c)(i) and Section 8.3(c)(ii)within one business day after the termination of the Agreement.

          (d) The Parent shall pay the Company up to $1,324,600 (which shall include all expenses and fees) if:

               (i) this Agreement is terminated pursuant to Section 8.1(h) (x) resulting from a failure to satisfy the condition set forth in Section 7.3(a) based upon a breach of a representation or warranty by the Parent that was known by the Parent to be false when made, or (y) resulting from a failure to satisfy the condition set forth in Section 7.3(b) based upon a material and knowing breach by the Parent of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; or

               (ii) this Agreement is terminated pursuant to Section 8.1(j).

          (e) The Parent shall pay the Company up to $716,000 (which shall include all expenses and fees) if this Agreement is terminated pursuant to
Section 8.1(e).

     Any fee due under Sections 8.3(d) and (e) shall be paid by the Parent by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

          (f) The parties acknowledge that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. For the avoidance of doubt, if a party pays a termination fee pursuant to any of Sections 8.3(b) through (e) hereof, it shall not be obligated to pay an additional termination fee or any additional portion thereof pursuant to this Section 8.3; provided, however, payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.

     8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.11, 6.12 and
Article IX.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by first-class, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

          (a) if to the Parent or the Transitory Subsidiary, to

                           Clinical Data, Inc.
                           2 Thurber Boulevard
                           Smithfield, RI  02917
                           Attention:  Chief Executive Officer
                           Telecopy:  (401) 233-6480

                           with a copy to:

                           McDermott Will & Emery LLP
                           28 State Street
                           Boston, MA 02109
                           Attention:  John Hession
                           Telecopy:  (617) 535-3800

          (b) if to the Company, to

                           Genaissance Pharmaceuticals, Inc.
                           Five Science Park
                           New Haven, CT  06511
                           Attention:  President and Chief Executive Officer
                           Telecopy:  (203) 562-9377

                           with a copy to:

                           Wilmer Cutler Pickering Hale and Dorr LLP
                           60 State Street
                           Boston, MA 02109
                           Attn: Steven D. Singer
                           Telecopy: (617) 526-5000

     Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

     9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

     9.4 No Third Party Beneficiaries. Except as provided in Section 6.12, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

     9.5 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section
9.5 is void.

     9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

     9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

     9.9 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this
Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

     9.12 Waiver of Jury Trial. EACH OF THE PARENT, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parent, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                  CLINICAL DATA, INC.


                                  By:    /s/ Israel M. Stein
                                      ----------------------------------------

                                  Title:   President and Chief Executive Officer

                                  SAFARI ACQUISITION CORPORATION


                                  By:   /s/ Israel M. Stein
                                      ----------------------------------------

                                  Title:   President and Chief Executive Officer

                                  GENAISSANCE PHARMACEUTICALS, INC.


                                  By:   /s/ Ben D. Kaplan
                                      ----------------------------------------

                                  Title:   Senior Vice President & CFO

     The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

                                              ----------------------------------
                                              Secretary

     The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of the Company entitled to vote on this Agreement.

                                              ---------------------------------
                                              Secretary

                                   SCHEDULE A
                                   ----------

                       PARTIES TO PARENT VOTING AGREEMENTS


This schedule has been omitted in reliance on Item 601 of Regulation S-K.

                                   SCHEDULE B
                                   ----------

                      PARTIES TO COMPANY VOTING AGREEMENTS


This schedule has been omitted in reliance on Item 601 of Regulation S-K.

                                    EXHIBIT A
                                    ---------

                        FORM OF PARENT VOTING AGREEMENTS


Executed copies of all Parent Voting Agreements have been filed as exhibits to Clinical Data, Inc.'s filings with the Securities and Exchange Commission.

                                    EXHIBIT B
                                    ---------

                        FORM OF COMPANY VOTING AGREEMENTS


Executed copies of all Company Voting Agreements have been filed as exhibits to Clinical Data, Inc.'s filings with the Securities and Exchange Commission.

                                    EXHIBIT C
                                    ---------

                    TERMS OF PARENT SERIES A PREFERRED STOCK

                        TERMS OF SERIES A PREFERRED STOCK
                                       OF
                               CLINICAL DATA, INC.

          (a) Designation, Par Value and Number. A total of {Note: The number of shares of Series A Preferred Stock to be issued to the Investor shall equal (1) $11,139,000 less any dividends paid on the Genaissance Series A Preferred Stock after June 20, 2005, divided by (2) the Original Issue Price} shares of the authorized but undesignated Preferred Stock of the Corporation are hereby designated as "Series A Preferred Stock" and constituted as a series of preferred stock, having a par value of $.01 per share (the "SERIES A PREFERRED Stock"). In accordance with the terms hereof, each share of Series A Preferred Stock shall have the same relative rights as and be identical in all respects with each other share of Series A Preferred Stock.

          (b) Dividends. To the extent permitted under the Delaware General Corporation Law, the Corporation shall pay dividends to the holders of the Series A Preferred Stock as provided in this Section 2.

               (i) General. Dividends on each issued and outstanding share of Series A Preferred Stock shall accrue at a rate of 2% per annum (subject to Section 4(c) and Section 6(b)), on the Accreted Value of such share of Series A Preferred Stock as of the immediately preceding Dividend Payment Date (or, for the initial Dividend Period, as of the Original Issuance Date) from and including the Original Issuance Date of such share of Series A Preferred Stock until the first to occur of (i) the date on which the Liquidation Value or the Make Whole Redemption Price of such share of Series A Preferred Stock is paid to the holder thereof in accordance with Section 4, or (ii) the date on which such share of Series A Preferred Stock is converted into shares of Common in accordance with Section 5 (in which case, any accrued dividends shall then be forfeited). Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared before any dividends may be made with respect to any Junior Securities. Dividends shall accrue on a daily basis (computed on the basis of a 365-day year).

               (ii) Payment of Dividends. The Corporation shall pay, out of funds legally available therefor, any accrued dividends in respect of each share of Series A Preferred Stock semi-annually in arrears on January 5 and July 5 of each year (each such date being a "DIVIDEND PAYMENT DATE" and each such semi-annual period ending on such Dividend Payment Date being a "DIVIDEND PERIOD"). Each such dividend shall be payable to the holders of record of shares of Series A Preferred Stock on December 15 and June 15, respectively, as they appear on the stock records of the Corporation at the close of business on such record date. An amount equal to any such accrued dividends not paid with respect to any Dividend Period shall be added to the Accreted Value of the Series A Preferred Stock; provided, that, any such amounts shall remain as accrued and unpaid dividends for all purposes hereunder notwithstanding such amounts being added to the Accreted Value. Such increased Accreted Value after each Dividend Period shall be used for purposes of calculating dividends for succeeding

Dividend Periods (except to the extent any such accrued dividends included in the Accreted Value are subsequently declared and paid).

               (iii) Distribution of Partial Dividend Payments. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders of the outstanding shares of Series A Preferred Stock based upon the aggregate dividends accrued and payable on such outstanding shares of Series A Preferred Stock held by each such holder.

               (iv) Treatment of Accrued and Unpaid Dividends Upon Conversion. Upon any conversion of shares of Series A Preferred Stock into Common in accordance with Section 5, any accrued and unpaid dividends on the Series A Preferred Stock shall be forfeited.

               (v) Participation in Common Dividends. In the event that the Corporation declares or pays a dividend or makes any cash distribution (or distribution in kind of assets) on the Common, then the holders of the outstanding shares of Series A Preferred Stock (based on the number of shares of Common into which such shares of Series A Preferred Stock are convertible as of the record date for such dividend or distribution) and the holders of the Common shall share pro rata in such dividend or distribution.

               (vi) Partial Dividend Period. Dividends payable on the shares of Series A Preferred Stock for any period less than a full Dividend Period shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period for which such dividend is payable.

          (c) Voting Rights.

               (i) General. The holders of the Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Bylaws of the Corporation, and except as otherwise required by applicable law or in this
Section 3, the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders of the Corporation for a vote, voting as a single class with the Common, with the holders of Series A Preferred Stock entitled to one vote for each share of Common issuable upon conversion of the Series A Preferred Stock held as of the record date for such vote or, if no record date is specified, as of the date of such vote or date of any written consent, as the case may be; provided, however, that notwithstanding anything to the contrary herein, upon conversion, each share of Common issued shall be entitled to one vote per share.

               (ii) Special Series A Preferred Stock Restrictions. In addition to the voting rights contained in Section 3(a) or as otherwise required by applicable law, so long as the original holder of the Series A Preferred Stock or its affiliated entities own in the aggregate at least 125,000 shares of Series A Preferred Stock (as adjusted for any stock split, stock dividend, recapitalization or otherwise), the Corporation shall not, without the vote or written consent of holders of 66-2/3's of the shares of Series A Preferred Stock then outstanding (the "SUPERMAJORITY PREFERRED HOLDERS") alter or change the rights, preferences or privileges of the Series A Preferred Stock, including any increase in the number of authorized shares of Series A Preferred Stock, whether as a result of any amendment, repeal, modification or supplement to any provision of the Certificate of Incorporation of the Corporation, as amended, this Certificate of Designation or the Bylaws of the Corporation, or by merger, consolidation or otherwise.

          (d) Liquidity Events.

               (i) Significant Event. Upon any Significant Event:

                    Each holder of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock held by such holder immediately prior to such Significant Event, prior and in preference to any distribution or payment made upon or with respect to any Junior Securities, irrespective of whether such distribution or payment is made by the Corporation or any other Person, an amount (the "LIQUIDATION VALUE") equal to either (A)(1) the Original Issue Price of such share of Series A Preferred Stock on the date of distribution or payment plus (2) all dividends (whether or not declared) accrued but unpaid on such share of Series A Preferred Stock, or (B) if elected by the vote or written consent of the Supermajority Preferred Holders, the amount to which the holder of such share of Series A Preferred Stock would be entitled assuming all of the shares of Series A Preferred Stock had been converted into shares of Common in accordance with Section 5(a)(i) immediately prior to such Significant Event (the "AS CONVERTED VALUE"). If upon any Significant Event the assets and/or proceeds to be distributed to the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to receive under
                    Section 4(a)(i)(A), then the entire amount of assets and/or proceeds available to the Corporation's stockholders upon such Significant Event shall be distributed pro rata among such holders of the Series A Preferred Stock based upon the aggregate amounts due to each such holder with respect to such shares of Series A Preferred Stock if such assets and/or proceeds were sufficient to permit payment in full.

                    With respect to any Significant Event involving the Corporation's merger, consolidation or similar transaction, except as otherwise consented to by the Supermajority Preferred Holders, the Corporation shall not effect such Significant Event unless the agreement or plan of merger or consolidation or other applicable agreement provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with the priorities set forth in this Section 4(a).

                    After the payment and/or distribution to the holders of the Series A Preferred Stock of the amounts set forth in Section

                    4(a)(i), the holders of the Series A Preferred Stock shall not be entitled to any further payment or distribution.

                    The Liquidation Value shall in all events be paid in cash and/or securities, depending on the form of consideration payable to the Corporation's stockholders as set forth in the applicable documents and agreements effecting any Significant Event; provided, however, that if the applicable Liquidation Value for the Series A Preferred Stock is payable in connection with a merger, consolidation or sale of capital stock in which the consideration is not cash, then the consideration (including any shares of capital stock to be delivered by the acquiring corporation) payable to the holders of Common and Series A Preferred Stock in connection with such transaction shall be allocated or reallocated, as applicable, among the holders of Common and the Series A Preferred Stock (of all outstanding series) in an appropriate and equitable manner to give economic effect to the priority of distributions between the holders of Common and Preferred Stock in accordance with this Section and the Corporation's Certificate of Incorporation, as amended. The foregoing allocation to the holders of Series A Preferred Stock shall apply notwithstanding that, pursuant to the terms of the Significant Event, consideration is only allocated to the holders of Common, it being the intention of this Section 4 that, if a Significant Event is to be treated as a liquidation, holders of Common shall not be entitled to any payment until the holders of outstanding Preferred Stock (of all series) have received their applicable liquidation preference amounts or elected the benefits of the As Converted Value under Section 4(a)(i)(B). If there is more than one form of consideration payable in connection with the Significant Event, such consideration shall be allocated proportionately to the holders of Preferred Stock (of all series) and Common based on the amount to which each such holder of each class or series is entitled.

               (ii) Form of Consideration. Whenever the distribution provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value of such property.

               (iii) Mandatory Redemption Upon Certain Significant Events. If a Significant Event occurs prior to the fifth anniversary of the Closing Date, then, unless the Supermajority Preferred Holders elect otherwise to receive the As Converted Value, the Corporation shall redeem each then outstanding share of Series A Preferred Stock at a per share purchase price equal to the sum of (i) the Accreted Value of such shares of Series A Preferred Stock on the date of redemption, plus (ii) all dividends (whether or not declared) accrued since the end of the previous Dividend Period on such share of Series A Preferred Stock, plus (iii) the sum of the remaining dividends that would have accrued and/or been payable on one share of Series A Preferred Stock pursuant to Section 2 from the date of redemption pursuant to this Section 4(c) through the fifth anniversary of the Closing Date had such share of Series A Preferred Stock not been so redeemed (the sum of clauses (i), (ii) and (iii) being referred to herein as the "MAKE-WHOLE REDEMPTION PRICE"). If the Corporation (or its successor with respect to any Significant Event) does not have sufficient funds legally available to redeem on any redemption date all shares of Series A Preferred Stock, the Corporation (or its successor) shall redeem a pro rata portion of each holder's shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation (or its successor) has funds legally available therefor; provided, that, with respect to any shares of Series A Preferred Stock that were to have been redeemed and are not, the Make-Whole Redemption Price shall be re-calculated such that with respect to the remaining dividends determined in accordance with clause (iii) of this Section 4(c), the dividend rate shall be increased to 10% per annum for purposes of Section 2(a) for any shares of Series A Preferred Stock that are not so redeemed.

          (e) Conversion.

               (i) Conversion Procedures.

                    Subject to Section 5(c), at any time and from time to time, a holder of Series A Preferred Stock shall have the right to convert any share(s) of Series A Preferred Stock into the number of shares of Common computed by dividing (X) the Original Issue Price by (Y) the Conversion Price then in effect for such share of Series A Preferred Stock (such quotient being the "Ordinary Conversion Amount"); provided, however, that after the third anniversary of the Closing Date, any share(s) of Series A Preferred Stock shall be convertible into a number of shares of Common computed by dividing (A) the Original Issue Price by (B) the average Market Price for the 10 consecutive Trading Days before the delivery to the office of the Corporation or any transfer agent of the written notice of election to convert if such amount is greater than the Ordinary Conversion Amount.

                    Each conversion of Series A Preferred Stock pursuant to
                    Section 5(a) shall be effected by delivery, to the office of the Corporation or to any transfer agent for such shares, of
                    (A) duly endorsed certificates for the shares being converted and (B) written notice to the Corporation that the holder elects to convert such shares. Conversion pursuant to
                    Section 5(a) shall be deemed to occur immediately prior to the close of business on the date the certificates and notice are delivered. At the time any such conversion has been effected, the rights of the holders of shares of Series A Preferred Stock so converted shall cease with respect to

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

                    such converted shares of Series A Preferred Stock, and such holders entitled to receive Common upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holders of such shares of Common on the date conversion is deemed to have been effected.

                    As soon as practicable after (x) a conversion has been effected and (y) the certificate(s) representing the converted shares of Series A Preferred Stock have been surrendered to the principal office of the Corporation or to any transfer agent for such shares, the Corporation shall deliver to the converting holder:

                         a certificate or certificates representing the number
                         -----------------------------------------------------
                         of shares of Common issuable by reason of such
                         ----------------------------------------------
                         conversion in such name or names and such denomination
                         ------------------------------------------------------
                         or denominations as the converting holder has
                         ---------------------------------------------
                         specified;
                         ----------

                         a certificate representing any shares of Series A
                         -------------------------------------------------
                         Preferred Stock which were represented by the
                         ---------------------------------------------
                         certificate or certificates delivered to the
                         --------------------------------------------
                         Corporation or to any transfer agent in connection with
                         -------------------------------------------------------
                         such conversion but which were not converted; and
                         -------------------------------------------------

                         any amount payable under Section 5(a)(vi) with respect
                         ------------------------------------------------------
                         to such conversion.
                         -------------------

                    The Corporation shall not close its books on a Business Day against the transfer of Series A Preferred Stock or of Common issued or issuable upon conversion of Series A Preferred Stock in any manner that interferes with the timely conversion of Series A Preferred Stock. At any time that a conversion of shares of Series A Preferred Stock pursuant to this Section 5(a) has occurred, the shares of Series A Preferred Stock so converted shall not thereafter be reissued, sold or transferred or deemed to be issued and outstanding for any purpose and the number of shares of Series A Preferred Stock authorized to be issued by the Corporation shall be reduced by the number of shares of Series A Preferred Stock so converted.

                    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of issuance upon the conversion of shares of the Series A Preferred Stock, such number of shares of Common as are issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Common which are so issuable shall, when issued in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable. The Corporation shall not take any action that would cause the number of

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

                    authorized but unissued shares of Common to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred Stock.

                    If any fractional interest in a share of Common would, except for the provisions of this subparagraph, be delivered upon any conversion of any shares of Series A Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, may pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion. The determination as to the amount of any cash payment in lieu of the issuance of fractional shares shall be based upon the total number of shares of Series A Preferred Stock being converted at any one time by the holder thereof, not upon each share of Series A Preferred Stock being converted at any one time by the holder thereof.

                    If any holder surrenders shares of Series A Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the Dividend Payment Date for such dividend, then, notwithstanding such conversion, the dividend payable on such Dividend Payment Date will be paid to the registered holder of such shares on such record date.

                    If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common upon the conversion. The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation the payment thereof or that no such payment is due) if the shares are to be issued in a name other than the name of such holder.

               (ii) Effect on Conversion Price of Certain Events. For purposes of determining the applicable Conversion Price under Section 5, the following shall be applicable:

                    Subdivisions or Combinations of Common. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be reduced proportionately, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common into a smaller number of shares, the Conversion

                    Price in effect immediately prior to such combination shall be increased proportionately.

                    Recapitalization, Reorganization, Reclassification,
                    Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger or similar transaction, in each case which is effected in such a manner that the holders of Common are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common, and which does not otherwise qualify as a Fundamental Change, is referred to herein as an "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of the shares of Common immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions to insure that the provisions of this Section 5(b) shall thereafter be applicable to the securities issuable upon conversion of the Series A Preferred Stock and shall provide the holders of Series A Preferred Stock with notice thereof.

                    Notices. As soon as practicable after any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (iii) Mandatory Conversion. If, on or after the later of the Closing Date or the date the shares of Common issuable upon conversion of the Series A Preferred Stock become registered under the Securities Act of 1933, as amended, and become eligible for trading to the public, the Market Price of the Common exceeds ${NOTE: THIS AMOUNT SHALL EQUAL THE ORIGINAL ISSUE PRICE PER SHARE PLUS $5.00} per share (as adjusted for any stock split, stock dividend, recapitalization or otherwise on the Common) for 10 consecutive Trading Days, the Corporation may elect, beginning on the first Business Day following such 10 Trading Day period, and at any time thereafter while any shares of Series A Preferred Stock remain outstanding, to require the holders of all (but not less than all) outstanding shares of Series A Preferred Stock to convert such shares into Common pursuant to the terms of this Section 5 (a "MANDATORY CONVERSION"). In case of such election, the Corporation shall give written notice to each holder of outstanding shares of Series A Preferred Stock. Any such conversion shall be deemed to have been effected, without further action by any party, immediately prior to the close of business on the fifth Business Day after the Corporation delivers notice of its election of a Mandatory Conversion to the holders of Series A Preferred Stock Shares. At the time any such conversion has been effected, the rights of the holders of shares of Series A Preferred Stock so converted shall cease with respect to such converted shares of Series A Preferred Stock, and such holders entitled to receive Common upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holders of such shares of Common on the date conversion is deemed to have been effected. The provisions of Section 5(a) shall apply to a Mandatory Conversion under this Section 5(c).

          (f) General.

               (i) The Corporation shall keep at its principal office (or at the office of its counsel) a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

               (ii) Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

               (iii) Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, by reputable overnight courier service, charges prepaid, or by personal delivery, and shall be deemed to have been given (i) three (3) Business Days after being sent by registered or certified mail, (ii) one (1) Business Day after being deposited with such an overnight courier service, and (iii) upon delivery, if by personal delivery, if mailed or delivered (A) to the Corporation, at its principal executive offices, or (B) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

          (g) Definitions. The following terms shall have the following meanings for purposes of this Certificate of Designation:

"ACCRETED VALUE" means, with respect to one share of Series A Preferred Stock, ${125% OF THE AVERAGE MARKET Price}, plus the amount of any dividends added to such Accreted Value in accordance with Section 2, minus the amount of any dividends included in Accreted Value that are subsequently declared and paid (subject to equitable adjustments by the Board acting in good faith to reflect stock splits of shares of Series A Preferred Stock, stock dividends in respect of shares of Series A Preferred Stock, stock combinations of shares of Series A Preferred Stock, recapitalizations and like occurrences).

"AVERAGE MARKET PRICE" shall mean the average of the Market Price of the Common for the ten (10) consecutive Trading Days commencing on the Business Day following the day of the press release of the announcement of the execution and delivery of the Merger Agreement.

"BOARD" means the Board of Directors of the Corporation.

"BUSINESS DAY" means any day except a Saturday or Sunday, or other day on which banks in Boston, Massachusetts, are authorized or obligated by law or executive order to close..

"CLOSING DATE" is the date of consummation of the transactions contemplated by the Agreement and Plan of Merger by and among the Corporation, Safari Acquisition Corp., and Genaissance Pharmaceuticals, Inc.

"COMMON" means the Corporation's Common Stock, $0.01 par value per share.

"CONVERSION PRICE" means, with respect to each share of Series A Preferred Stock, initially 125% OF THE AVERAGE MARKET PRICE for such share, subject to adjustment from time to time in accordance with Section 5(b).

"DIVIDEND PAYMENT DATE" is defined in Section 2(b).

"DIVIDEND PERIOD" is defined in Section 2(b).

"FAIR MARKET VALUE" means fair market value as determined in good faith by the Board. Any securities shall be valued as follows: (i) securities not subject to investment letter or other similar restrictions on free marketability:

                         if traded on a securities exchange or The Nasdaq Stock
                         ------------------------------------------------------
                         Market, the value shall be based on a formula approved
                         ------------------------------------------------------
                         in good faith by the Board and derived from the closing
                         -------------------------------------------------------
                         prices of the securities on such exchange or The Nasdaq
                         -------------------------------------------------------
                         Stock Market over a specified time period;
                         ------------------------------------------

                         if actively traded over-the-counter, the value shall be
                         -------------------------------------------------------
                         based on a formula approved in good faith by the Board
                         ------------------------------------------------------
                         and derived from the closing prices of the securities
                         -----------------------------------------------------
                         on such exchange or The Nasdaq Stock Market over a
                         --------------------------------------------------
                         specified time period; and
                         --------------------------

                         if there is no active public market, the value shall be
                         -------------------------------------------------------
                         the fair market value thereof, as determined in good
                         ----------------------------------------------------
                         faith by the Board;
                         -------------------

and (ii) the method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clause (i) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

"FUNDAMENTAL CHANGE" means (i) any sale or transfer of all or substantially all of the assets of the Corporation in any transaction or series of transactions, or (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which (a) the Corporation is the surviving corporation, (b) the terms, rights and preferences of the Series A Preferred Stock are not adversely affected, (c) the Common is not converted into or exchanged for cash, securities or other property, and (d) after giving effect to such merger, the holders of the Corporation's outstanding capital stock immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing a majority of the voting power of the Corporation and the voting power (under ordinary circumstances) to elect a majority of the Board.

"INVESTOR" means RAM Trading, Ltd., a Cayman Islands exempted company, and its affiliated entities.

"JUNIOR SECURITIES" means any of the Corporation's equity securities (whether or not currently authorized or outstanding) which by its terms is junior to the Series A Preferred Stock (including, without limitation, the Common).

"LIQUIDATION VALUE" is defined in Section 4(a)(i).

"MAKE-WHOLE REDEMPTION PRICE" is defined in Section 4(c).

"MANDATORY CONVERSION" is defined in Section 5(c).

"MARKET PRICE" shall mean, with respect to one share of Common and for any Business Day: (i) if the Common is then listed on a national securities exchange or is authorized for quotation on NASDAQ and is designated as a National Market System or NASDAQ Small Cap Market security, the last sale price of one share of Common, regular way, on such day on the principal stock exchange or market system on which the Common is then listed or authorized for quotation as set forth in the "Close" column of the "Historical Quotation" table on Yahoo! Finance for the Corporation's stock price (or, if Yahoo! Finance is no longer available, as set forth in the Wall Street Journal), or, if no such sale takes place on such Business Day, the last sale price for one share of Common on the prior Business Day as reported in such column, or (ii) if the Common is not then listed or authorized for quotation on any national securities exchange or designated as a National Market System or Small Cap Market security on NASDAQ but is traded over-the-counter, the closing price for one share of Common as reported on NASDAQ or the Electronic Bulletin Board or in the National Daily Quotation Sheets, as applicable.

"ORGANIC CHANGE" is defined in Section 5(b)(ii).

"ORIGINAL ISSUANCE DATE" means, with respect to any share of Series A Preferred Stock, the date on which the Corporation initially issues such share of Series A Preferred Stock, regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

"ORIGINAL ISSUE PRICE" means 125% OF THE AVERAGE MARKET PRICE (subject to equitable adjustments by the Board acting in good faith to reflect stock splits of shares of Series A Preferred Stock, stock dividends in respect of shares of Series A Preferred Stock, stock combinations of shares of Series A Preferred Stock, recapitalizations and like occurrences).

"PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"SIGNIFICANT EVENT" means (i) a liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, or (ii) a Fundamental Change.

"SUPERMAJORITY PREFERRED HOLDERS" is defined in Section 3(b).

"TRADING DAY" shall mean a day on which the Common is for authorized for trading or for quotation on NASDAQ.

                                    EXHIBIT D
                                    ---------

            CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION


This schedule has been omitted in reliance on Item 601 of Regulation S-K.

                                    EXHIBIT E
                                    ---------

                      BY-LAWS OF THE TRANSITORY SUBSIDIARY


This schedule has been omitted in reliance on Item 601 of Regulation S-K.